UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Lamar Advertising Company
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement,
if Other Than the Registrant)

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LAMAR ADVERTISING COMPANY
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808
(225) 926-1000

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
Share Ownership
PROPOSAL NO. 1: ELECTION OF DIRECTORS
Board and Committee Meetings
Director Candidates
Communications From Stockholders
Director Compensation
Certain Relationships and Related Transactions
Summary Compensation Table
Compensation Committee Report on Executive Compensation
Performance Graph
Equity Compensation Plan Information
Audit Committee Report
Information Concerning Auditors
PROPOSAL 2: PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S 1996 EQUITY INCENTIVE PLAN
The Board of Directors recommends a vote FOR this Proposal
APPENDIX A

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2006
To the Stockholders:
     The 2006 Annual Meeting of Stockholders of Lamar Advertising Company, a Delaware corporation, will be held at the offices of Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana, at 10:00 a.m. on Thursday, May 25, 2006, for the following purposes:
1.	To elect seven directors, each for a one-year term.

2.	To approve amendments to the Company’s 1996 Equity Incentive Plan to specify the manner in which performance-based compensation may be granted, to provide for performance-based cash bonuses, to raise the limit on stock grants to individuals, and to extend the Company’s ability to issue incentive stock options to eligible employees.

3.	To transact any other business as may properly come before the meeting.
     Only stockholders of record at the close of business on April 3, 2006 will be entitled to vote at the meeting.
     It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.
By order of the Board of Directors,
James R. McIlwain
Secretary

Baton Rouge, Louisiana
April 26, 2006

LAMAR ADVERTISING COMPANY
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2006
General Information
     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lamar Advertising Company for use at the Annual Meeting of Stockholders to be held at the offices of Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana, at 10:00 a.m. on Thursday, May 25, 2006, and at any adjournments of the Annual Meeting.
     We are mailing this proxy statement, along with our annual report to stockholders for the fiscal year ended December 31, 2005, to our stockholders on or about April 26, 2006. Our annual report to stockholders includes a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the Securities and Exchange Commission (the “SEC”), except for certain exhibits.
Record Date, Voting Rights and Outstanding Shares
     The Board of Directors has fixed April 3, 2006 as the record date for determining holders of our capital stock who are entitled to vote at the Annual Meeting.
     We have two classes of common stock and one class of preferred stock issued and outstanding: Class A Common Stock, $.001 par value per share, Class B Common Stock, $.001 par value per share, and Series AA Preferred Stock, $.001 par value per share. We refer to our Class A Common Stock and our Class B Common Stock collectively as our common stock.
     With respect to the matters submitted for vote at the Annual Meeting, each share of Class A Common Stock is entitled to one vote, each share of Class B Common Stock is entitled to ten votes, and each share of Series AA Preferred Stock is entitled to one vote.
     Our Class A Common Stock, Class B Common Stock and Series AA Preferred Stock will vote as a single class on the matters submitted at the Annual Meeting. On April 3, 2006, there were outstanding and entitled to vote 88,229,697 shares of Class A Common Stock, 15,647,865 shares of Class B Common Stock, and 5,719.49 shares of Series AA Preferred Stock.
     The presence at the Annual Meeting, in person or by proxy, of the holders of one-third of the votes represented by the Class A Common Stock, the Class B Common Stock, and the Series AA Preferred Stock issued and outstanding on April 3, 2006 will constitute a quorum for the transaction of business. Proxies submitted by brokers that do not indicate a vote for the proposal because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on the proposal are called “broker non-votes.” We will count broker non-votes, votes withheld, and abstentions as being present at the Annual Meeting in determining whether a quorum exists for the transaction of business at the Annual Meeting.
     Stockholders who do not attend the Annual Meeting in person may submit proxy cards by mail. Proxy cards in the enclosed form, if received in time for voting and not revoked, will be voted at the Annual Meeting according to the instructions on the proxy cards. If no instructions are indicated, the shares represented by the proxy will be voted:
•	FOR the election of the Director nominees named herein;

•	FOR the amendments to the 1996 Equity Incentive Plan; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting or any adjournments of the Annual Meeting.
     We will not count shares that abstain from voting on a particular matter or shares represented by broker non-votes as votes cast on that matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on matters to be voted on at the Annual Meeting that require the affirmative vote of a certain percentage or a plurality of the votes cast on a matter.
Voting of Proxies
     You may vote by mail or in person at the Annual Meeting. To vote by mail, please sign, date, and complete the enclosed proxy card and return it in the enclosed self-addressed envelope. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.
Revocability of Proxies
     Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with our Secretary at our principal executive offices, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808. You may also revoke your proxy by attending the Annual Meeting and voting in person. If you do not revoke your proxy, we will vote the proxy at the Annual Meeting in accordance with the instructions indicated on your proxy card.
Householding of Annual Meeting Materials
     Some banks, brokers, and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call (225) 926-1000 or write us at our principal executive offices at 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808, Attention: Secretary. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Share Ownership
Common Stock
     The following table sets forth certain information known to us as of March 15, 2006 with respect to the shares of our Class A and Class B Common Stock that are beneficially owned as of that date by: (i) each of our directors and each of our nominees for director; (ii) our Chief Executive Officer and each of our other executive officers; (iii) all of our directors and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of our Class A or Class B Common Stock. Except as otherwise indicated, we believe each beneficial owner named below has sole voting and sole investment power with respect to all shares beneficially owned by that holder.

Beneficial Owner	Title of Class	No. of Shares Owned		Percent of Class
Directors, Nominees for Director and Executive Officers

Kevin P. Reilly, Jr.	Class A	257,373	(1)		*
	Class B(2)	11,362,250	(3)(4)	72.6	%(5)

Sean E. Reilly	Class A	119,371	(6)		*
	Class B(2)	10,782,835	(3)	68.9	%(7)

Anna Reilly	Class A	26,515	(8)		*
	Class B(2)	10,540,280	(3)(9)	67.4	%(10)

Wendell Reilly	Class A	123,625	(11)		*
	Class B(2)	9,962,500	(3)(12)	63.7	%(13)

Keith A. Istre	Class A	84,312	(14)		*

Stephen P. Mumblow	Class A	27,000	(15)		*

John Maxwell Hamilton	Class A	27,000	(16)		*

Thomas V. Reifenheiser	Class A	26,000	(17)		*

Robert M. Jelenic	Class A	8,400	(18)		*

All Current Directors and Executive Officers as a Group (9 Persons)	Class A & B	16,347,461	(19)	15.5	%(20)

Five Percent Stockholders

The Reilly Family Limited Partnership	Class B(2)	9,000,000		57.5	%(21)

FMR Corp. 82 Devonshire Street Boston, MA 02109	Class A	13,363,274	(22)	14.9%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	Class A	10,762,298	(23)	11.9%

Goldman Sachs Asset Management, L.P. 32 Old Slip New York, NY 10005	Class A	8,846,450	(24)	9.9%

SPO Advisory Corp. 591 Redwood Highway, Suite 3215 Mill Valley, CA 94941	Class A	5,714,230	(25)	6.4%

Beneficial Owner	Title of Class	No. of Shares Owned		Percent of Class
Wellington Management Company, LLP 75 State Street Boston, MA 02109	Class A	4,614,591	(26)	5.2%

Charles W. Lamar III	Class A	4,597,193	(27)	5.2%

Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	Class A	4,543,229	(28)	5.1%

*	Less than 1%.

(1)	Includes 112,500 shares subject to stock options exercisable within 60 days of March 15, 2006.

(2)	Upon the sale of any shares of Class B Common Stock to a person other than to a Permitted Transferee, such shares will automatically convert into shares of Class A Common Stock. Permitted Transferees include (i) Kevin P. Reilly, Sr.; (ii) a descendant of Kevin P. Reilly, Sr.; (iii) a spouse or surviving spouse (even if remarried) of any individual named or described in (i) or (ii) above; (iv) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (i), (ii), and (iii) above; and (v) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (i), (ii), (iii), and (iv) above. Except for voting rights, the Class A and Class B Common Stock are substantially identical. The holders of Class A Common Stock and Class B Common Stock vote together as a single class (except as may otherwise be required by Delaware law), with the holders of Class A Common Stock entitled to one vote per share and the holders of Class B Common Stock entitled to ten votes per share, on all matters on which the holders of common stock are entitled to vote.

(3)	Includes 9,000,000 shares held by the Reilly Family Limited Partnership (the “RFLP”), of which Kevin P. Reilly, Jr. is the managing general partner. Kevin Reilly’s three siblings, Anna Reilly (a nominee for director), Sean E. Reilly (the Chief Operating Officer and Vice President) and Wendell Reilly (a nominee for director) are the other general partners of the RFLP. The managing general partner has sole voting power over the shares but dispositions of the shares require the approval of 50% of the general partnership interests of the RFLP. Anna Reilly, Sean Reilly, and Wendell Reilly disclaim any beneficial ownership in the shares held by the RFLP.

(4)	Includes 377,474 shares held by the Kevin P. Reilly, Jr. Family Trust.

(5)	Represents 10.8% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(6)	Includes 112,500 shares subject to stock options exercisable within 60 days of March 15, 2006.

(7)	Represents 10.3% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(8)	Consists of 26,515 shares held by Anna Reilly’s grantor retained annuity trust.

(9)	Includes 1,540,280 shares owned jointly by Anna Reilly and her spouse.

(10)	Represents 10.0% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(11)	Includes 104,171 shares held in a trust of which Wendell Reilly is the trustee.

(12)	Includes 200,000 shares held in a trust of which Wendell Reilly is the trustee.

(13)	Represents 9.5% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(14)	Includes 83,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of March 15, 2006.

(15)	Includes 26,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of March 15, 2006.

(16)	Consists of 26,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of March 15, 2006, and 1,000 shares owned jointly with his spouse.

(17)	Consists of 26,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of March 15, 2006.

(18)	Includes 8,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of March 15, 2006.

(19)	See Notes 1, 3, 4, 6, 8, 9, 11, 12, and 14-18.

(20)	Assumes the conversion of all shares of Class B Common Stock into shares of Class A Common Stock.

(21)	Represents 8.6% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(22)	Includes (a) 12,403,649 shares, including 159,201 shares that could be acquired upon the conversion of $8,200,000 principal amount of the Company’s 2.875% Convertible Notes due 2010, beneficially owned by its wholly owned subsidiary Fidelity Management & Research Company and over which FMR Corp. and Edward C. Johnson 3d have sole dispositive power, (b) 7,284 shares beneficially owned by Fidelity Management Trust Company over which FMR Corp. and Mr. Johnson have sole voting and dispositive power, (c) 400 shares beneficially owned by Strategic Advisers, Inc. over which FMR Corp. and Mr. Johnson have sole voting and dispositive power, and (d) 951,941 shares owned by Fidelity International Limited and voluntarily reported as beneficially owned by FMR Corp. and Mr. Johnson. Based on the Schedule 13G/A filed with the SEC by FMR Corp. for the year ended December 31, 2005.

(23)	T. Rowe Price Associates, Inc. has (i) sole voting power as to 2,279,361 of these shares, of which 100,471 shares may be acquired upon conversion of convertible securities, and (ii) sole investment power as to all of these shares, of which 1,084,316 shares may be acquired upon conversion of convertible securities. Based on the Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. for the year ended December 31, 2005.

(24)	Goldman Sachs Asset Management, L.P. has sole voting power as to 7,608,036 of these shares and sole dispositive power as to all of these shares. Based on the Schedule 13G/A filed with the SEC by Goldman Sachs Asset Management, L.P. for the year ended December 31, 2005.

(25)	Consists of (a) 5,390,100 shares owned by SPO Partners II, L.P. and over which SPO Advisory Partners, L.P. and SPO Advisory Corp. have sole voting power and sole dispositive power, and over which John Scully, William E. Oberndorf, and William J. Patterson share voting power and share dispositive power, and (b) 324,130 shares owned by San Francisco Partners, L.P., over which SF Advisory Partners, L.P. and SPO Advisory Corp. have sole voting power and sole dispositive power, and over which Messrs. Scully, Oberndorf, and Patterson share voting power and share dispositive power. Based on the Schedule 13D filed with the SEC by the SPO Advisory Corp. on August 10, 2005.

(26)	Wellington Management Company, LLP has shared voting power as to 4,425,890 of these shares and shared dispositive power as to all of these shares. Based on the Schedule 13G/A filed with the SEC by Wellington Management Company, LLP for the year ended December 31, 2005.

(27)	Includes (i) the following shares over which Mr. Lamar holds sole voting and dispositive power: (a) 425,000 shares that Mr. Lamar has exchanged for units in exchange funds over which he retains voting power; (b) 300,000 shares that Mr. Lamar has pledged pursuant to forward sales contracts; (c) 1,541,396 shares held by CWL3, LLC, CWL3 No. 2DG, LLC, CWL3 No. 3C, LLC, and Lamar Investment Fund, LLC, of which 1,000,000 shares have been pledged pursuant to forward sales contracts and collars; (d) 200,000 shares subject to outstanding call options that Mr. Lamar wrote; and (e) 5,710 shares owned by Mr. Lamar’s minor children, as to which Mr. Lamar disclaims beneficial ownership; and (ii) the following shares over which Mr. Lamar shares voting and dispositive power: (a) 987,272 shares held in trust for Mr. Lamar’s two minor children who reside with him, of which 450,000 shares have been pledged pursuant to forward sales contracts and 70,000 shares have been exchanged for units in an exchange fund over which they retain voting power; Mr. Lamar disclaims beneficial ownership of the shares held by the trusts; (b) 219,471 shares held by a charitable trust of which Mr. Lamar’s spouse is the trustee; Mr. Lamar disclaims beneficial ownership of the shares held by the charitable trust; and (c) 50,750 shares owned by Mr. Lamar’s spouse; Mr. Lamar disclaims beneficial ownership of the shares held by his spouse.

(28)	Includes (a) 58,244 shares that may be acquired by Janus Capital Management LLC upon the conversion of the Company’s 2.875% Convertible Notes due 2010,and (b) 400,069 shares beneficially owned by Enhanced Investment Technologies LLC over which Janus Capital Management LLC shares voting and investment power. Based on the Schedule 13G/A filed with the SEC by Janus Capital Management LLC for the year ended December 31, 2005.
Preferred Stock
     The Company also has outstanding 5,719.49 shares of Series AA Preferred Stock. Holders of Series AA Preferred Stock are entitled to one vote per share. The Series AA Preferred Stock is held as follows: 3,134.8 shares (54.8%) by the RFLP, of which Kevin P. Reilly, Jr. is the managing general partner and Anna Reilly, Sean E. Reilly, and Wendell Reilly are the general partners; 1,500 shares (26.2%) by Charles W. Lamar III; and 1,084.69 shares (19.0%) by Mary Lee Lamar Dixon. The aggregate outstanding Series AA Preferred Stock represents less than 1% of the capital stock of the Company.
Section 16(a) Beneficial Ownership Reporting Compliance
     Our directors, our executive officers and anyone owning beneficially more than ten percent of our registered equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file with the SEC reports of their ownership and changes to their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations we received that no other reports were required, we believe that, during the fiscal year ended December 31, 2005, our officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.
Executive Officers of the Registrant

Name	Age	Title
Kevin P. Reilly, Jr.	51	Chairman, President, and Chief Executive Officer

Keith A. Istre	53	Chief Financial Officer and Treasurer

Sean E. Reilly	44	Chief Operating Officer and President of the Outdoor Division
Each officer’s term of office extends until the meeting of the Board of Directors following the next annual meeting of stockholders and until a successor is elected and qualified or until his or her earlier resignation or removal.

Kevin P. Reilly, Jr. has served as our President and Chief Executive Officer since February 1989 and as one of our directors since February 1984. Mr. Reilly served as the President of our Outdoor Division from 1984 to 1989. Mr. Reilly, our employee since 1978, has also served as Assistant and General Manager of our Baton Rouge Region and Vice President and General Manager of the Louisiana Region. Mr. Reilly received a B.A. from Harvard University in 1977.
Keith A. Istre has been Chief Financial Officer of the Company since February 1989. Mr. Istre joined the Company as Controller in 1978 and became Treasurer in 1985. Prior to joining the Company, Mr. Istre was employed by a public accounting firm in Baton Rouge from 1975 to 1978. Mr. Istre graduated from the University of Southwestern Louisiana in 1974 with a degree in Accounting.
Sean E. Reilly has been Chief Operating Officer and President of the Company’s Outdoor Division since November 2001. Mr. Reilly also holds the position of Vice President of Mergers and Acquisitions. He began working with the Company as Vice President of Mergers and Acquisitions in 1987 and served in that capacity until 1994. He also served as a director of the Company from 1989 to 1996 and from 1999 until 2003. Mr. Reilly was the Chief Executive Officer of Wireless One, Inc., a wireless cable television company, from 1994 to 1997 after which he rejoined the Company. Mr. Reilly received a B.A. from Harvard University in 1984 and a J.D. from Harvard Law School in 1989.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
     The Board of Directors has fixed the number of directors at seven for the coming year. The Board of Directors, upon recommendation from the Nominating and Corporate Governance Committee, has nominated the people listed below for election as directors at the Annual Meeting of Stockholders to be held on May 25, 2006, to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Each nominee has consented to being named a nominee in this proxy statement and to serve, if elected, as a director. If any nominee is unable to serve, proxies will be voted for such other candidates as may be nominated by the Board of Directors.
     The Board has determined that Messrs. Hamilton, Jelenic, Mumblow, and Reifenheiser are “independent directors” as defined in the Nasdaq National Market listing standards.
Required Vote
     Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes, and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election.
The Board of Directors recommends that you vote FOR the election of each of the nominees listed below.
Nominees for Director
     The following table contains certain information about the nominees for director.

	Business Experience During Past Five Years	Director
Name and Age	and Other Directorships	Since
Kevin P. Reilly, Jr. Age: 51	Kevin P. Reilly, Jr. has served as our President and Chief Executive Officer since February 1989 and as one of our directors since February 1984. Mr. Reilly served as the President of our Outdoor Division from 1984 to 1989. Mr. Reilly, our employee since 1978, has also served as Assistant and General Manager of our Baton Rouge Region and Vice President and General Manager of the Louisiana Region. Mr. Reilly received a B.A. from Harvard University in 1977.	1984

Anna Reilly Age: 42	From 1995 until 2000, Mrs. Reilly owned and operated Lula’s Cafe, a restaurant, and served on the Board of Directors of several community-based organizations in South Bend, Indiana. Mrs. Reilly currently is a director of St. Joseph Capital Corporation in South Bend. Prior to living and raising her family in Indiana, Mrs. Reilly worked for the Corporation for National Service and the Ashoka Foundation in Washington, D.C. Mrs. Reilly received her B.A. from Emory University in 1985, and a Masters of Public Policy from Duke University in 1990.	2001

	Business Experience During Past Five Years	Director
Name and Age	and Other Directorships	Since
Wendell Reilly Age: 48	Wendell Reilly has been the Managing Partner of Grapevine Partners, LLC, a media and communications investment company, since 2000. Mr. Reilly is also the Chief Executive Officer of SignPost Networks, LLC, an advertising company focusing on electronic displays located in transit centers, and a director of Leader Publishing Group and Piedmont Television LLC. Mr. Reilly currently serves as a trustee of Emory University and as an advisory board member of Hands On Atlanta. Mr. Reilly previously served as the Company’s Chief Financial Officer from 1985 to 1989 and director from 1999 to 2001, as well as the Chief Financial Officer of Haas Publishing Companies from 1989 to 1993. Mr. Reilly received a B.A. in English from Emory University in 1980, and an M.B.A. in Finance from Vanderbilt University in 1983.	2005

Stephen P. Mumblow Age: 50	Stephen P. Mumblow is the President of Manhan Media, Inc., an investment company in broadcasting and other media concerns. Mr. Mumblow is also a director of the Journal Register Company. Until January 2002, Mr. Mumblow was the President and a Director of Communications Corporation of America, a television and radio broadcasting company, having joined that company in 1998. Mr. Mumblow was a Managing Director of Chase Securities, Inc., an investment banking firm, from March 1988 to August 1998. Prior to that, he was a Vice President of Michigan Energy Resources Company, an intrastate natural gas utility company and cable television and broadcasting concern, and Citibank, N.A., a commercial bank. Mr. Mumblow is a 1977 graduate of The Wharton School, University of Pennsylvania with a B.S. Degree in Economics.	1999

John Maxwell Hamilton Age: 59	John Maxwell Hamilton has served as Dean of the Manship School of Mass Communications of Louisiana State University since 1992. In addition, Mr. Hamilton worked on the staff of the World Bank, the United States House of Representatives Subcommittee on Economic Policy and Trade, and the United States Agency for International Development. Mr. Hamilton received a B.A. in Journalism from Marquette University in 1969, an M.S. in Journalism from Boston University in 1974 and a Ph.D. from George Washington University in 1983.	2000

Thomas V. Reifenheiser Age: 70	Thomas V. Reifenheiser was a Managing Director and Group Executive for the Global Media and Telecom Group of Chase Securities Inc., an investment banking firm, from 1995 to 2000. He joined Chase in 1963 and was the Global Media and Telecom Group Executive since 1977. He is a member of the Board of Directors of Mediacom Communications Corporation and Cablevision Systems Corporation, and he served as a director of F+W Publications Inc. until that company was sold in 2005. Mr. Reifenheiser received a B.B.A. from Hofstra University and an M.B.A. from The Wharton School, University of Pennsylvania.	2000

	Business Experience During Past Five Years	Director
Name and Age	and Other Directorships	Since
Robert M. Jelenic Age: 55	Robert M. Jelenic has been the Chief Executive Officer of the Journal Register Company since 1990, became Chairman of the Board in 1997, and served as President from 1990 until 2005. He was elected as a director of the Audit Bureau of Circulations in 2003. Admitted to the Ontario Institute of Chartered Accountants in 1974, Mr. Jelenic began his business career with Arthur Andersen in Toronto, Ontario, Canada. Mr. Jelenic has 30 years of senior management experience in the newspaper industry, including 12 years with the Toronto Sun Publishing Group. Mr. Jelenic grew up in Sudbury, Ontario and graduated from Laurentian University in Sudbury, Ontario with an honors Bachelor of Commerce degree.	2004
Family Relationships
     Kevin P. Reilly, Jr., our Chairman, President, and Chief Executive Officer, Sean Reilly, our Chief Operating Officer, Anna Reilly, one of our directors, and Wendell Reilly, one of our directors, are siblings. Kevin P. Reilly, Jr., Anna Reilly, and Wendell Reilly are also nominees for director.
Board and Committee Meetings
     During the year ended December 31, 2005, our Board of Directors held five meetings. Each of our directors attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of meetings of our Board’s committee meetings for the committee(s) on which that director served. The Board committees currently consist of an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. During the year ended December 31, 2005, the Audit Committee held ten meetings, the Compensation Committee held four meetings, and the Nominating and Governance Committee held two meetings. We encourage, but do not require, our board members to attend the Annual Meeting of Stockholders. Last year, five of our directors attended the Annual Meeting of Stockholders.
     Meetings in Executive Session. Our independent directors have regularly scheduled meetings at which only independent directors are present. During 2005, the independent directors met in executive session on two occasions.
     Audit Committee. The Audit Committee currently consists of Stephen P. Mumblow (Chairman), Robert M. Jelenic, and Thomas V. Reifenheiser. Our Board of Directors has determined that each member of the Audit Committee satisfies the independence and financial literacy requirements as defined by applicable Nasdaq National Market listing standards governing the qualifications of Audit Committee members. Stephen P. Mumblow and Robert M. Jelenic each qualify as an “audit committee financial expert” under the rules of the SEC and satisfy the financial sophistication requirements under applicable Nasdaq National Market listing qualifications. The Audit Committee assists our Board of Directors in fulfilling its responsibility for general oversight over the integrity of our financial statements, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function. The Audit Committee is also responsible for the appointment and oversight of our independent registered public accounting firm and our internal auditor. The Audit Committee operates under a written charter adopted by the Board of Directors.
     Compensation Committee. The Compensation Committee currently consists of Thomas V. Reifenheiser (Chairman), John Maxwell Hamilton, and Stephen P. Mumblow, each of whom meets the independence requirements as defined by applicable Nasdaq National Market listing standards governing the independence of directors. The Committee’s responsibilities include evaluating the performance of the Chief Executive Officer and our other executive officers and reviewing and determining such officers’ cash and equity-based compensation and benefits. The Compensation Committee operates under a written charter adopted by the Board of Directors.

     Nominating and Governance Committee. The Nominating and Governance Committee currently consists of Thomas V. Reifenheiser (Chairman) and Stephen P. Mumblow, each of whom meets the independence requirements as defined by applicable Nasdaq National Market listing standards governing the independence of directors. The Committee’s responsibilities include identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next Annual Meeting of Stockholders, as well as candidates to fill vacancies on the Board. Additionally, the Committee recommends to the Board the directors to be appointed to Board committees. The Committee also developed and recommended to the Board a set of corporate governance guidelines and oversees the effectiveness of our corporate governance in accordance with those guidelines.
     For information relating to the nominations process, including the nomination of directors by stockholders, see “Director Candidates” below. The Nominating and Governance Committee operates under a written charter adopted by the Board of Directors.
     Committee Charters. You may view copies of the charters of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, as currently in effect, on the corporate governance section of our website, www.lamar.com.
Director Candidates
     The process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requesting Board members and others to submit recommendations, meeting from time to time to evaluate biographical information and background materials relating to potential candidates, and interviewing (with Board members) selected candidates.
     In considering whether to recommend any candidate for inclusion in the Board’s slate of director nominees, the Nominating and Governance Committee will evaluate the candidate against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including, among others:
•	the extent to which the candidate’s skills, experience, and perspective adds to the range of talent appropriate for the Board and whether such attributes are relevant to our industry;

•	the candidate’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties;

•	whether the candidate meets the independence requirements under applicable Nasdaq National Market listing standards; and

•	the extent to which the candidate holds any position that would conflict with responsibilities to the Company.
The Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities.
     Stockholders may recommend candidates for the Nominating and Governance Committee to consider as potential director nominees by submitting names, biographical information, and background materials to the Nominating and Governance Committee, c/o General Counsel, Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808. The Nominating and Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis as further described in the Committee’s charter. See “Board and Committee Meetings-Committee Charters.” Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. The Committee will also consider whether to nominate any person nominated by a stockholder in accordance with the provisions of the Company’s bylaws relating to stockholder nominations as described in “Deadline for Stockholder

Proposals and Director Nominations” below. To date, no stockholder has recommended a candidate for director nominee to the Nominating and Governance Committee or to the Board of Directors.
Communications From Stockholders
     The Board will give appropriate attention to written communications submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Audit Committee will, with the assistance of our General Counsel, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other directors as he considers appropriate. Communications specifically addressed to a particular director will be forwarded to that director.
     Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Audit Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.
     Stockholders who wish to send communications on any topic to the Board should address such communications to the Chairman of the Audit Committee, c/o General Counsel, Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808.
Director Compensation
     For 2005, we paid our non-management directors an annual fee of $36,000, paid monthly. We also reimburse non-management directors for travel expenses incurred to attend board and committee meetings and expenses incurred to perform other, related responsibilities.
     For 2005, we also paid each member of a committee of the Board of Directors an annual fee of $9,000, paid quarterly. The Chairman of the Audit Committee received an additional annual fee of $9,000, paid quarterly, and the Chair of the Compensation and the Nominating and Governance Committees (the same director serves as the chair to both committees) received an additional fee of $4,500.
     At the discretion of our Compensation Committee, our independent, non-management directors also receive option grants from time to time. During 2005, we did not grant any options to our non-management directors.
Certain Relationships and Related Transactions
     Effective July 1, 1996, the Lamar Texas Limited Partnership, our subsidiary, and Reilly Consulting Company, L.L.C., which Kevin P. Reilly, Sr. controls, entered into a consulting agreement, that was amended effective January 1, 2004. This consulting agreement, as amended, has a term through December 31, 2008 with automatic renewals for successive one year periods after that date unless either party provides written notice of termination to the other. The amended agreement provides for an annual consulting fee of $190,000 for the five year period commencing on January 1, 2004 and an annual consulting fee of $150,000 for any subsequent one year renewal terms. The agreement also contains a non-disclosure provision and a non-competition restriction that extends for two years beyond the termination of the agreement.
     We also have a lease arrangement with Deanna Enterprises, LLC (formerly Reilly Enterprises, LLC), which Kevin P. Reilly, Sr. controls, for the use of an airplane from the period beginning October 1, 2001 and continuing for sixty consecutive months. The arrangement, amended in October 2004, provides that we will pay $100,000 per year for 125 hours of guaranteed flight time.
     Kevin P. Reilly, Sr. is the father of Kevin P. Reilly, Jr., Sean Reilly, Anna Reilly, and Wendell Reilly. Kevin P. Reilly, Jr. is our Chairman, President, and Chief Executive Officer, Sean Reilly is our Chief Operating Officer, Anna

Reilly is one of our directors, and Wendell Reilly is one of our directors. Kevin P. Reilly, Jr., Anna Reilly, and Wendell Reilly are nominees for director.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee currently consists of Thomas V. Reifenheiser (Chairman), John Maxwell Hamilton, and Stephen P. Mumblow. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Executive Compensation
Summary Compensation Table
     The following table sets forth certain compensation information for our Chief Executive Officer and each of our other executive officers whose salary and bonus for the year ended December 31, 2005 exceeded $100,000, which are herein referred to as the Named Executive Officers.
Summary Compensation Table

						Long-Term
	Annual Compensation					Compensation Awards
						Shares of Class A
						Common Stock
Name and				Other Annual		Underlying Options	All Other
Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)		(#)	Compensation ($)
Kevin P. Reilly, Jr.	2005	550,000	300,000	111,394	(1)	—	65,244	(2)
President and	2004	550,000	300,000	62,549	(1)	25,000	64,747	(2)
Chief Executive	2003	220,000	425,000	77,298	(1)	—	109,854	(2)
Officer

Sean E. Reilly	2005	425,000	175,000	120,419	(3)	—	50,000	(4)
Chief Operating	2004	425,000	175,000	64,832	(3)	25,000	50,000	(4)
Officer and	2003	190,000	325,000	35,231	(3)	—	50,000	(4)
Vice President

Keith A. Istre	2005	425,000	175,000	12,286	(5)	—	50,000	(4)
Treasurer and	2004	425,000	175,000	12,314	(5)	25,000	50,000	(4)
Chief Financial	2003	180,000	325,000	9,883	(5)	—	15,000	(4)
Officer

(1)	Consists of (a) $13,767, $13,286, and $5,317, in 2005, 2004, and 2003, respectively, for the personal use of a Company car, (b) $95,127, $46,763, and $69,481 in 2005, 2004, and 2003, respectively, for the personal use of Company aircraft, and (c) $2,500, $2,500, and $2,500 in 2005, 2004, and 2003, respectively, for Company-paid health insurance premiums and medical reimbursements. The incremental cost to the Company of an executive’s personal use of Company aircraft is calculated based on the variable operating costs to the Company, including fuel costs, landing/ramp fees, and trip-related maintenance. Fixed costs that do not change based on usage, such as pilot salaries and the cost of maintenance not related to trips, are excluded. The amounts reported in this proxy statement and in the 2005 proxy statement reflect a change in methodology from the amounts reported in the Company’s prior proxy statements in which the cost of personal use of Company aircraft was calculated using the Standard Industrial Fare Level (SIFL) tables found in tax regulations.

(2)	Consists of (a) employer contributions under the Company’s deferred compensation plan of $57,500 per year, (b) $7,744, $7,247, and $7,642 for 2005, 2004, and 2003, respectively, for the premiums attributable to the term life insurance portion of two life insurance policies, and (c) $44,712 for 2003, which is the dollar value, on a term loan approach, of the benefit of the whole-life portion of the premiums for the life insurance policies paid by us. Ownership of these insurance policies was transferred from The Kevin Reilly, Jr. Life Insurance Trust, a trust for the benefit of Mr. Reilly’s children, to us in December 2003. We terminated one of these policies in 2003 and were reimbursed all premiums previously paid by us under the policy. The Kevin Reilly, Jr. Life Insurance Trust remained the primary beneficiary under the remaining policy (except to the extent of premiums paid by us) through 2005.

(3)	Consists of (a) $7,325, $8,044, and $7,551 in 2005, 2004, and 2003, respectively, for the personal use of a Company car, (b) $110,594, $54,288, and $25,180 in 2005, 2004, and 2003, respectively, for the personal use of a Company aircraft (please refer to footnote 1 above for a description of how personal use of a Company aircraft is valued), and (c) $2,500, $2,500, and $2,500 in 2005, 2004, and 2003, respectively, for Company-paid health insurance premiums and medical reimbursements.

(4)	The reported amounts consist of employer contributions under the Company’s deferred compensation plan.

(5)	Consists of (a) $9,786, $9,814, and $7,383 in 2005, 2004, and 2003, respectively, for the personal use of a Company car and (b) $2,500, $2,500, and $2,500 in 2005, 2004, and 2003, respectively, for Company-paid health insurance premiums and medical reimbursements.
Option Grants and Potential Realizable Values Table
     No option grants were made to the Named Executive Officers during fiscal year 2005.
Option Exercises and Year-End Values Table
     The following table sets forth certain information concerning exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 2005.
Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Value

Number of Securities Underlying
	Unexercised Options at FiscalYear-End (#)	Value of Unexercised in-the-Money Options at Fiscal
Name	Exercisable / Unexercisable	Year-End ($) Exercisable / Unexercisable(1)
Kevin P. Reilly, Jr.	107,500 / 15,000	$2,009,525 / $131,700
Sean E. Reilly	107,500 / 15,000	$2,009,525 / $131,700
Keith A. Istre	95,200 / 15,000	$1,720,392 / $131,700

(1)	Based on the difference between the option exercise price and the closing price of the underlying Class A Common Stock on December 30, 2005. The closing price on that date was $46.13.

Compensation Committee Report on Executive Compensation
     This report is submitted by the Compensation Committee and addresses the executive compensation policies for fiscal year 2005.
     Our executive compensation policy is designed to attract, retain, and reward executive officers who contribute to our long-term success by maintaining a competitive salary structure and aligning individual compensation with the achievement of corporate and individual performance objectives. The Compensation Committee determines the executive compensation for each year. The Company’s cash compensation package for executive officers consists of base salary and annual bonuses. From time to time the Company also provides equity incentive grants to its executives as a means to drive long-term performance. All of our employees, including the executive officers, are at-will, and no employee has a severance arrangement with the Company.
Executive Officer Compensation
     The Committee has determined that executive officer base salaries and cash bonuses should be based on industry averages for comparable positions, as well as on individual and corporate performance.
     Base Salary. The Chief Executive Officer recommended that the Committee set each executive officer’s fiscal 2005 base salary at the same level as that executive officer’s fiscal 2004 base salary, which was $550,000 for the Chief Executive Officer, $425,000 for the Chief Operating Officer, and $425,000 for the Chief Financial Officer. The Committee evaluated the Chief Executive Officer’s recommendations, taking into account each officer’s tenure in his position, the Committee’s subjective assessment of individual performance, the Company’s overall performance during the prior year, overall competitive market conditions, and base salaries within a media industry peer group. The Committee did not apply a strict formula but instead considered these factors together without giving any specific weight to any individual factor. The Committee approved the Chief Executive Officer’s recommendations, setting the base salary for each executive officer at approximately 60 to 70% of each executive officer’s total potential compensation. These levels of compensation were comparable to a media industry peer group.
     Annual Bonuses. After the completion of each fiscal year, the Chief Executive Officer proposes to the Committee the size of annual bonuses. In setting annual bonuses, the Committee takes into account the Company’s overall performance for that year and each officer’s individual performance. The Committee gauged the Company’s overall performance based on several key indicators, including the growth in net revenues and cash flows, and also considered the current financial and economic environment in making its assessment. In 2005, the Committee approved cash bonuses of $300,000 to the Chief Executive Officer, $175,000 to the Chief Operating Officer, and $175,000 to the Chief Financial Officer, which amounts are equal to each executive officer’s fiscal 2004 bonus.
     Deferred Compensation. The Company maintains a nonqualified deferred compensation plan in which our executive officers (including the Chief Executive Officer) are eligible to participate. The Committee reviews and approves the amounts to be contributed to the executive officers, and in fiscal year 2005, the Company contributed $57,500 on behalf of the Chief Executive Officer, $50,000 on behalf of the Chief Operating Officer, and $50,000 on behalf of the Chief Financial Officer. Contributions to the plan are held in a grantor trust and invested in certain mutual funds, as may be directed by participants. Earnings and losses are credited on these contributions based upon investment returns.
     Stock Options. From time to time executive officer compensation also includes awards of options to purchase Class A Common Stock. The purpose of the equity incentive program is to provide incentives to the Company’s executive officers to manage with a view toward maximizing long-term shareholder value. The Company did not grant any options to the executive officers in 2005.
Deduction Limit for Executive Compensation
     Section 162(m) of the Internal Revenue Code precludes the Company from deducting certain forms of non-performance-based compensation paid to its Chief Executive Officer and its four other most highly compensated officers that exceed one million dollars. The Committee believes that, in some circumstances, factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its shareholders. Given our industry and business, as well as the competitive market for outstanding executives, we believe that it is important for the Committee to preserve flexibility to design compensation programs consistent with its executive compensation philosophy, even if some executive compensation is not fully deductible. Accordingly, the Committee may from time to time approve elements of compensation for certain executives that are not fully deductible.
     The 1996 Equity Incentive Plan limits the number of shares underlying equity awards that may be granted to any individual in a calendar year, so that these awards should be deductible. The plan also contains shareholder-approved general business criteria so that the Committee may grant other forms of cash and equity compensation (such as performance-based compensation and performance shares) that should be fully deductible. Certain amendments to the Plan are being submitted to stockholders at the Annual Meeting to increase the Committee’s flexibility to make performance-based awards of this type. At this time, the Company believes that any amounts awarded under these programs should be fully tax deductible.

By the Compensation Committee,

Thomas V. Reifenheiser (Chair)
John Maxwell Hamilton
Stephen P. Mumblow

Performance Graph
     The graph and table below show a comparison of the cumulative total stockholder returns on the Class A Common Stock over the period from December 31, 2000 to December 31, 2005 as compared to the returns of the Nasdaq US Index and Clear Channel Communications, Inc., a company that operates outdoor advertising properties as well as other media properties as part of its business. (Please note that Clear Channel Communications, Inc. spun off its outdoor advertising business, Clear Channel Outdoor Holdings, Inc., on November 11, 2005; as of that date, Clear Channel Outdoor Holdings began trading as a separate company, although Clear Channel Communications, Inc. remains its parent company.) The following graph and table depict a $100 investment on December 31, 2000 in our Class A Common Stock, the Nasdaq US Index and Clear Channel, with all dividends, if any, being reinvested.

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05
Lamar Advertising Company	$100	$110	$87	$97	$111	$120
Clear Channel Communications, Inc.	$100	$105	$77	$97	$70	$71
Nasdaq US	$100	$79	$54	$81	$88	$94
Source: Yahoo! Finance.

Equity Compensation Plan Information
     The following table provides information as of December 31, 2005 with respect to shares of our Class A Common Stock that may be issued under our existing compensation plans.

(c) Number of securities
remaining available for future
	(a) Number of securities		issuance under equity
	to be issued upon	(b) Weighted-average	compensation plans
	exercise of outstanding	exercise price of outstanding	(excluding securities
Plan Category	options, warrants and rights	options, warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders(1)	3,937,782 (2)	$33.28	2,333,773	(3)(4)

Equity compensation plans not approved by security holders	n/a	n/a	n/a

Total	3,937,782	$33.28	2,333,773

(1)	Consists of the 1996 Equity Incentive Plan and 2000 Employee Stock Purchase Plan.

(2)	Does not include purchase rights accruing under the 2000 Employee Stock Purchase Plan because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(3)	Includes shares available for future issuance under the 2000 Employee Stock Purchase Plan. Under the evergreen formula of this plan, on the first day of each fiscal year beginning with 2001, the aggregate number of shares that may be purchased through the exercise of rights granted under the plan is increased by the lesser of (a) 500,000 shares, (b) one-tenth of one percent of the total number of shares of Class A Common Stock outstanding on the last day of the preceding fiscal year, and (c) a lesser amount determined by the board of directors. Pursuant to the evergreen formula, as of December 31, 2005, a total of 424,022 shares have been added to the 2000 Employee Stock Purchase Plan.

(4)	In addition to stock option awards, the 1996 Equity Incentive Plan, as currently in effect, provides for the issuance of restricted stock, unrestricted stock and stock appreciation rights.

Audit Committee Report
     The following is the report of the Audit Committee with respect to Lamar’s audited financial statements for the year ended December 31, 2005.
     The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee Lamar’s accounting and financial reporting, internal controls, and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the committee. The charter was included in the proxy statement related to Lamar’s 2004 Annual Meeting. The Audit Committee is comprised entirely of independent directors as defined by applicable Nasdaq National Market listing standards.
     Management is responsible for our internal controls and the financial reporting process. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards established by the Public Company Accounting and Oversight Board (United States) and issuing a report thereon. The Committee’s responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, our independent registered public accounting firm.
     In the course of its oversight of Lamar’s financial reporting process, the Audit Committee of the Board of Directors has:
•	reviewed and discussed with management Lamar’s audited financial statements for the fiscal year ended December 31, 2005;

•	discussed with KPMG LLP, Lamar’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

•	discussed with KPMG LLP its independence; and

•	considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining its independence.
     Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in Lamar’s annual report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

By the Audit Committee,

Stephen P. Mumblow (Chair)
Robert M. Jelenic
Thomas V. Reifenheiser

Information Concerning Auditors
     The firm of KPMG LLP, independent registered public accounting firm, audited our financial statements for the year ended December 31, 2005. The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for its fiscal year ending December 31, 2006. Representatives of KPMG LLP are expected to attend the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.
     The Audit Committee approves the engagement of the independent registered public accounting firm and approves, in advance, all audit services and all permitted non-audit services to be provided to us by the independent registered public accounting firm.
     The fees for services provided by KPMG LLP to the Company in 2005 and 2004 were as follows:

	Fiscal 2005	Fiscal 2004
Audit Fees(1)	$845,000	$893,500
Audit-Related Fees	21,500	15,000
Tax Fees(2)	223,069	63,666
All Other Fees	—	—

Total	$1,089,569	$972,166

(1)	Audit Fees for the years ended December 31, 2005 and 2004 were for professional services rendered for the audits of our consolidated financial statements and review of financial statements included in our quarterly and annual financial statements and subsidiary audits, issuance of comfort letters, consents and assistance with review of documents filed with the SEC. Audit Fees for the years ended December 31, 2005 and 2004 also include costs associated with KPMG LLP’s audit of management’s assessment of our internal control over financial reporting and KPMG’s own audit of our internal control over financial reporting.

(2)	Tax Fees as of the years ended December 31, 2005 and 2004, respectively, included tax compliance fees of $26,700 and $18,675, and tax planning fees of $196,369 and $44,991.

PROPOSAL 2: PROPOSAL TO APPROVE AN AMENDMENT
TO THE COMPANY’S 1996 EQUITY INCENTIVE PLAN
     The Board of Directors approved, subject to stockholder approval, and now submits for stockholder approval amendments to the Company’s 1996 Equity Incentive Plan (we refer to the plan as amended as the “Plan”). The following summary of the Plan’s principal features is qualified in its entirety by reference to the full text of the Plan, which is included with this proxy statement as Appendix A.
General
     The Plan is designed to provide us flexibility in awarding cash and equity incentives by providing for different types of incentives that may be awarded. The purpose of the Plan is to attract and retain directors, key employees, and consultants of the Company and our eligible affiliated companies, to provide an incentive for participants to achieve long-range performance goals, and to enable participants to contribute to our long-term growth.
     The Company adopted the original plan in July 1996. At that time, 2,000,000 shares of Class A common stock were initially reserved for issuance. The number of shares reserved for issuance under the plan increased to 3,000,000 shares as a result of a 3-for-2 stock split effected in February 1998, and further increased to 4,000,000 shares in 1999, 5,000,000 shares in 2000, 8,000,000 shares in 2002, and 10,000,000 shares in 2004 as a result of stockholder approvals of amendments to the plan at the Annual Meetings of Stockholders held in those years. The number of shares reserved for issuance under the Plan includes shares subject to options already granted and shares issued pursuant to options already exercised.
Summary of Amendments
     In February 2006, our Board of Directors voted to amend the plan, subject to stockholder approval, to accomplish the following:
•	to specify the manner in which performance-based compensation can be granted;

•	to provide for the issuance of performance-based cash bonuses of up to $10 million in the aggregate, with a $2 million maximum cash award issuable to any one individual in any calendar year;

•	to raise the limit on certain stock grants to any individual in any calendar year from 300,000 shares to 350,000 shares; and

•	to extend the Company’s ability to issue incentive stock options (or “ISOs”) pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
The Plan as amended does not vary from the previous version of the plan in any other material respect.
     We are asking for stockholder approval of the amendments to the Plan so that benefits paid under the Plan can continue to qualify for tax deductions under Section 162(m) of the Code. Section 162(m) generally limits the corporate tax deduction for compensation paid to executive officers that is not “performance based” to $1 million per executive officer. “Performance based” compensation meeting certain requirements is not counted against the $1 million limit and remains fully deductible for tax purposes. Stockholder approval of the general performance measures specified in the Plan and the maximum amounts that may be awarded under the Plan, even without stockholder approval of specific targeted levels of performance, will qualify the incentive awards under the Plan as performance based compensation. We expect the amendments to allow full tax deductibility of any performance based awards granted under the Plan for the next five years, at which point Section 162(m) will require further stockholder approval of the Plan.
     We are also asking for stockholder approval of the amendments to the Plan so that ISOs may be granted for ten years from the date on which the Plan is approved by stockholders for purposes of Section 422 of the Code. The amendment would allow us to continue to grant ISOs until at least May 25, 2016. In addition, this ten year period would recommence upon any future approval of the Plan or an amendment to the Plan by our stockholders that constitutes approval for the purposes of Section 422 of the Code (e.g., approval of an amendment to increase the number of shares available for issuance under the Plan).
     Approval of these amendments is also required by the rules of the Nasdaq National Market.
     The Board of Directors believes that it is important for Company to benefit from the favorable tax treatment under Section 162(m) and for employee participants in the Plan to have the opportunity to benefit from the favorable tax treatment described below. The Company believes that the proposed amendments are necessary and appropriate to enable it to attract and retain the quality of employees whose services are considered important to its future progress, including employees of companies we acquire. The Company also believes that participation in the Plan as amended will provide employees with an incentive to remain employees of the Company.
Administration
     Awards under the Plan can be granted to employees, consultants, and directors of the Company as well as employees and consultants of our eligible subsidiaries who are capable of contributing significantly to the Company’s successful performance. The Compensation Committee administers the Plan, selects the participants, and establishes the terms and conditions of each award granted under the Plan, including the number of shares underlying options or other equity rights, the exercise price of such options or equity rights, and the time(s) at which such options or equity rights become exercisable.
     Subject to certain limitations, the Compensation Committee may delegate to one or more executive officers of the Company the power to make awards (and all determinations relating to such awards) to participants who are not subject to Section 16 of the Securities Exchange Act of 1934 or “covered employees” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee has authorized the Chief Financial Officer to grant options to purchase shares of Class A common stock to those participants.
Eligibility
     As of March 15, 2006, approximately 3,000 employees of the Company and its affiliates, including the Company’s three executive officers and its seven directors, were eligible to participate in the Plan. As of that date, approximately 250 participants had outstanding awards under the Plan. The closing price of the Company’s Class A common stock as reported on the Nasdaq National Market on that date was $52.55.
Types of Awards
     The Plan allows the Compensation Committee to grant the following types of cash and equity-based awards:
•	incentive stock options for the purchase of shares of Class A common stock (the exercise prices of which must be at least equal to 100% of the fair market value of the shares underlying the options on the date of grant, and the terms of which may not exceed ten years);

•	nonstatutory stock options for the purchase of shares of Class A common stock;

•	restricted shares of Class A common stock;

•	unrestricted shares of Class A common stock;

•	stock appreciation rights;

•	restricted stock units;

•	performance awards (payable in cash, restricted stock, and unrestricted stock);

•	performance-based compensation (payable in cash, restricted stock, and unrestricted stock); and

•	other stock-based awards, such as convertible stock.
     In granting performance awards and performance-based compensation to participants, the Compensation Committee establishes the performance goals (i.e., performance measures corresponding to a designated period) that must be attained in order for a participant to earn the award. Performance goals may be particular to a participant or may be based on the performance of one of the Company’s divisions, departments, lines of business, subsidiaries or other business units. Performance measures include, among others, various measures of sales, revenues, assets, expenses, EBITDA, return on equity, return on investment, return on capital, return on assets, operating ratios, market share, cash flow, stock price, stockholder returns, acquisition activity, and financing transactions.
Other Terms of Awards
     The Plan provides other basic terms that govern cash and equity-based awards, such as the following.
     Limits on Individual Grants. The Plan limits the number of shares underlying equity awards and the amount of cash that may be granted to a single individual in any calendar year to 350,000 shares and $2 million, respectively. The Plan imposes this limitation in part to comply with Section 162(m) of the Code.
     Tax Withholding. The Company reserves the right to withhold amounts from awards to satisfy any withholding and other tax obligations.
     Amendment of an Award. The Compensation Committee has authority to amend, modify, and terminate any outstanding award. The participant’s consent will be required, except for certain modifications of options or except where the Compensation Committee determines that the action would not materially and adversely affect the participant.
     Transferability. Subject to the Code’s restrictions on the transfer of ISOs, the Compensation Committee has discretion to allow specific awards to be transferred upon such terms and conditions as the Compensation Committee deems appropriate.
     Adjustments for Stock Splits, Dividends, Mergers, and Similar Actions. In the event of a stock split, certain dividends, mergers, and similar actions, the Plan provides for adjustments to the number of shares underlying equity awards, the exercise price of equity awards, and the amount of cash awards in order to preserve the benefits intended to be provided by the Plan.
     Change in Control. In the event of a change in control of the Company, the Compensation Committee has the power to preserve the rights of participants by, among other things, accelerating the vesting of, cashing-out or adjusting outstanding awards, or causing an acquiror to assume or substitute rights for any outstanding awards. The Plan provides the Compensation Committee with the authority to define a change in control for these purposes.
     Termination. The Compensation Committee has discretion to determine how termination of a participant’s employment or engagement affects an award.
Plan Activity
     As of March 15, 2006, options to purchase an aggregate of 8,791,546 shares of Class A common stock had been granted under the Plan, of which options to purchase 571,759 shares had been cancelled and options to purchase 4,769,917 shares had been exercised. As of that date, 1,780,213 shares remained available for the granting of awards under the Plan. Assuming stockholder approval of the amendment of the Plan, an aggregate of $10 million will be available for performance-based cash awards as well.
     No awards other than option grants have been granted under the Plan to date. As previously disclosed in the current report on Form 8-K filed with the SEC on February 28, 2006 and amended on March 13, 2006, the Compensation Committee approved, subject to stockholder approval of the amendment to the prior plan, performance-based cash and equity bonus programs for the Company’s executive officers and a non-executive officer for fiscal 2006. The unrestricted shares will not be counted against the number of shares reserved for awards under the Plan and the potential cash bonuses will not be counted against the amount reserved for awards under the Plan, if at all, until the unrestricted shares and cash are actually awarded upon the Compensation Committee’s determination and certification that the relevant performance goals have been met.

     If any award expires, is terminated unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were originally awarded, the shares subject to such award, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan.
     As the amount of any awards under the Plan is within the Compensation Committee’s discretion, total awards that may be granted for the current fiscal year are not determinable until completion of the year. The following table sets forth shares underlying awards granted under the Plan since its inception and through March 15, 2006:
Total Awards to Date Under the Plan

Number of Shares of
Class A Common Stock
Name	Underlying Options
Current Executive Officers:
Kevin P. Reilly, Jr., Chief Executive Officer	122,500
Keith Istre, Chief Financial Officer	313,000
Sean E. Reilly, Chief Operating Officer	122,500
Current executive officers as a group (3 persons)	558,000
Current directors who are not executive officers as a group (6 persons)	110,000
Other company employees as a group (including current officers who are not executive officers)	8,123,546

Total Awards to Date	8,791,546
     Of the nominees for election as director, Mr. Hamilton has received options to purchase a total of 30,000 shares, Mr. Mumblow has received options to purchase a total of 30,000 shares, Mr. Reifenheiser has received options to purchase a total of 30,000 shares, and Mr. Jelenic has received options to purchase a total of 20,000 shares. No equity awards have been granted to Anna Reilly or Wendell Reilly and awards to Kevin P. Reilly, Jr. are described in the table above. No person has received five percent of the options granted under the Plan.
Federal Income Tax Consequences Relating to Certain Awards
     The following is only a summary of the tax consequences to participants receiving certain awards and does not purport to be complete.
     Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an ISO under the 1996 Equity Incentive Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as a capital gain and any loss sustained will be a capital loss and (b) no deduction is allowed to the Company for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee.
     If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above, a disqualifying disposition, then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) the Company is entitled to deduct such amount. Any further gain realized is taxed as a capital gain and does not result in any deduction to the Company. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.
     Nonstatutory Stock Options. No income is realized by the optionee at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) the Company receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a capital gain or loss and will not result in any deduction by the Company.

     Restricted Stock. Unless the recipient files an election to be taxed under Section 83(b) of the Code: (a) the recipient will not realize income upon the grant of restricted stock; (b) the recipient will realize ordinary income, and the Company will be entitled to a corresponding deduction, when the restrictions have been removed or expire; and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the recipient files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient and the Company will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.
     When the recipient disposes of restricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.
     Unrestricted Stock. With respect to awards of unrestricted stock: (a) the recipient will realize ordinary income, and the Company will be entitled to a corresponding deduction upon the grant of the unrestricted stock and (b) the amount of such ordinary income and deduction will be the fair market value of such unrestricted stock on the date of grant.
     When the recipient disposes of unrestricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.
Required Vote
     The affirmative vote of a majority of the total votes properly cast on this proposal will constitute the approval of the proposed amendment to the Plan. Abstentions and broker non-votes will not be treated as votes cast for the purpose of determining the outcome of the vote on this proposal.
The Board of Directors recommends a vote FOR this Proposal.
Other Matters
     The Board of Directors is unaware of any business to be conducted at the Annual Meeting of Stockholders other than the matters described in the Notice to Stockholders. If other business is properly presented for consideration at the Annual Meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion on that matter.
Deadline For Stockholder Proposals and Director Nominations
     In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2007 Annual Meeting of Stockholders, we must receive it no later than December 27, 2006 at the following address: 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808, Attention: Secretary.
     In addition, our bylaws require a stockholder who wishes to bring business before an annual meeting or propose director nominations at an annual meeting to give advance written notice to the Secretary as described in the bylaws. To be timely for the 2007 Annual Meeting of Stockholders, proposals must be received by not later than the close of business on March 12, 2007.
Expenses Of Solicitation
     We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of common stock. In addition to the use of mails, proxies may be solicited by our officers and any regular employees in person or by telephone. We expect that the costs incurred in the solicitation of proxies will be nominal.
April 26, 2006

APPENDIX A
LAMAR ADVERTISING COMPANY
1996 EQUITY INCENTIVE PLAN
(as amended through February 2006)
1. Purpose
     The purpose of the Lamar Advertising Company 1996 Equity Incentive Plan (the “Plan”) is to attract and retain directors, key employees and consultants of the Company and its Affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company by granting Awards with respect to the Company’s Class A Common Stock (the “Common Stock”). Certain capitalized terms used herein are defined in Section 9 below.
2. Administration
     The Plan shall be administered by the Committee. The Committee shall select the Participants to receive Awards and shall determine the terms and conditions of the Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or Covered Employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Internal Revenue Code (the “Code”), or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. In this regard, to the extent that the guidelines pursuant to Section 162(m) are applicable, not only will the Committee consist solely of two or more outside directors but said Committee shall be required to certify that any Performance Goals and/or other material terms associated with any Award have been satisfied prior to the payment of any Award.
3. Eligibility
     All directors, employees and consultants of the Company or any Affiliate capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.
4. Stock/Cash Available for Awards
     (a) Amount. Subject to adjustment under subsection (b), Awards may be made under the Plan for up to 10,000,000 shares of Common Stock or cash bonuses up to $10,000,000. If any Award expires or is terminated unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were awarded, the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan. To the extent required by Section 162(m) of the Code if, after grant of an Option, the price of shares subject to such Option is reduced, the transaction shall be treated as a cancellation of the Option and a grant of a new Option. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
     (b) Adjustment. In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee (subject in the case of Incentive Stock Options to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards and (iii) the exercise price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash bonus with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.
     (c) Limit on Individual Grants. The maximum number of shares of Common Stock subject to Options and Stock Appreciation Rights that may be granted to any Participant in the aggregate in any calendar year shall not exceed 350,000 shares and the maximum number of shares of Common Stock that may be granted as Restricted Stock, Unrestricted Stock Awards, Restricted Stock Units with respect to which Performance Goals apply under Section 7 below, to any Participant in the aggregate in any calendar year shall not exceed 350,000, subject to adjustment under subsection (b). The maximum cash Award that may be issued to any Participant in any calendar year shall be $2,000,000.
5. Stock Options
     (a) Grant of Options. Subject to the provisions of the Plan, the Committee may grant options (“Options”) to purchase shares of Common Stock (i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder (“Incentive Stock Options”) and (ii) not intended to comply with such requirements (“Nonstatutory Stock Options”). The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant with respect to Incentive Stock Options. Nonstatutory Stock Options may be granted at such prices as the Committee may determine. No Incentive Stock Options may be granted hereunder more than ten years after the last date on which the Plan was approved for purposes of Section 422 of the Code.
     (b) Terms and Conditions. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. To the extent required by Section 162(m) of the Code if, after grant of an Option, the price of shares subject to such Option is reduced, the transaction shall be treated as a cancellation of the Option and a grant of a new Option.
     (c) Payment. No shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the grant of the Option, by delivery of a note or other commitment satisfactory to the Committee or shares of Common Stock owned by the optionee, including Restricted Stock, Restricted Stock Units or by retaining shares otherwise issuable pursuant to the Option, in each case valued at their Fair Market Value on the date of delivery or retention, or such other lawful consideration as the Committee may determine.
     (d) Unexercised Options and Other Rights. To the extent that (i) a Stock Option expires or is otherwise terminated without being exercised, or (ii) any shares of Stock subject to any other Award granted hereunder are forfeited, such shares shall again be available for issuance in connection with future awards under the Plan. If any shares of Stock have been pledged as collateral for indebtedness incurred by a Participant in connection with the exercise of a Stock Option and such shares are returned to the Company in satisfaction of such indebtedness, such shares shall again be available for issuance in connection with future awards under the Plan. To the extent that a share is subject to an outstanding Option, Stock Appreciation Right or other stock-based Award, such share shall reduce the share authorization by one share of stock. Notwithstanding the foregoing, Awards that are expired, cancelled, forfeited or otherwise returned to the Company cannot be recounted for purposes of Section 162(m) of the Code and the Committee shall consider such limitation when regranting such Awards.
6. Stock Appreciation Rights
     (a) Grant of SARs. Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in value of shares of Common Stock over the exercise price (“Stock Appreciation Rights” or “SARs”) in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised. The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards or other property, and may define the manner of determining the excess in value of the shares of Common Stock.
     (b) Exercise Price. The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined. An SAR granted in tandem with an Option shall have an exercise price not less than the exercise price of the related Option. SARs granted alone and unrelated to an Option may be granted at such exercise prices as the Committee may determine.
     (c) Treatment of Dividend Rights. No SAR shall include a right to dividends between the date of grant and date of exercise in the absence of a separate agreement in compliance with the requirements of Section 409A of the Code.
7. Stock Awards
     (a) Grant of Restricted or Unrestricted Stock. Subject to the provisions of the Plan, the Committee may grant shares of Common Stock subject to forfeiture (“Restricted Stock”) and determine the duration of the period (the “Restricted Period”) during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee or the applicable Restricted Stock Agreement during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary. The Committee also may make Awards of shares of Common Stock that are not subject to restrictions or forfeiture, on such terms and conditions as the Committee may determine from time to time (“Unrestricted Stock”).
     (b) Performance Awards. The Committee may grant Performance Awards to eligible individuals. The value of such Performance Awards may be linked to the market value, book value, net profits or other measure of the value of Common Stock or other specific performance criteria determined appropriate by the Committee, or may be based upon the appreciation in the market value, book value, net profits or other measure of the value of a specified number of shares of Common Stock over a fixed period or periods determined by the Committee.
     (c) Performance-Based Compensation. The Committee may establish Performance Goals for the granting of Restricted Stock, Unrestricted Stock, Restricted Stock Unit Awards, the lapse of risk of forfeiture of Restricted Stock, cash incentives or other Performance Award. The achievement of the Performance Goals shall be determined by the Committee. Shares of Restricted Stock or Unrestricted Stock may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine. If the Committee determines at the time an Award is granted to a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that the Participant’s right to receive cash, shares, or other property pursuant to such Award shall be subject to the satisfaction of Performance Goals during a performance period, which for these purposes means the period of service designated by the Committee applicable to an Award. Notwithstanding the attainment of Performance Goals by a Covered Employee, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant. The Committee shall have the power to impose such other restrictions on Awards as it deems necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. In this regard, any performance criterion based on performance over time will be determined by reference to a period of at least one year.
(c) Other Stock Based Awards. The Committee shall have the right to grant such Awards based upon the Common Stock having terms and conditions as the Board may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock, the grant of warrants to purchase Common Stock or grant Restricted Stock Units.
8. General Provisions Applicable to Awards
     (a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.
     (b) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.
     (c) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable (in cash or in the form of Awards under the Plan) currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award.
     (d) Termination of Employment. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.
     (e) Change in Control. In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.
     (f) Transferability. In the discretion of the Committee, any Award may be made transferable upon such terms and conditions and to such extent as the Committee determines, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code. The Committee may in its discretion waive any restriction on transferability.
     (g) Loans. The Committee may authorize the making of loans or cash payments to Participants in connection with the grant or exercise any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying or related to such Award (provided that the loan shall not exceed the Fair Market Value of the security subject to such Award), and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter.
     (h) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant hereunder or otherwise. In the Committee’s discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery.

     (i) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.
     (j) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option. Any such action shall require the Participant’s consent unless:
     (i) In the case of a termination of, or a reduction in the number of shares issuable under, an Option, any time period relating to the exercise of such Option or the eliminated portion, as the case may be, is waived or accelerated before such termination or reduction (and in such case the Committee may provide for the Participant to receive cash or other property equal to the net value that would have been received upon exercise of the terminated Option or the eliminated portion, as the case may be); or
     (ii) In any other case, the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.
     (k) Limitations Applicable to Section 16 Persons and Performance-Based Compensation. Notwithstanding any other provision of this Plan, any Option, Performance Award or other Award or Restricted Stock or Restricted Stock Unit granted to a Reporting Person who is subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule, and this Plan shall be deemed amended to the extent necessary to conform to such limitations. Furthermore, notwithstanding any other provision of this Plan, any Option or other Awards intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any Treasury regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and this Plan shall be deemed amended to the extent necessary to conform to such requirements.
     (l) Approval of Plan by Stockholders. This Plan will be submitted for the approval of the Company’s stockholders within twelve months after the date of the Board’s initial adoption of this Plan. All Options, Awards, Restricted Stock and Restricted Units granted under the Plan prior to this restatement, which was approved by Shareholders, shall not be effected by the following sentence. Options or other Awards may be granted and Restricted Stock or Restricted Stock Units may be awarded prior to such stockholder approval, provided that such Options or other Awards shall not be exercisable and such Restricted Stock or Restricted Stock Units shall not vest prior to the time when this Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve (12) month period, all Options previously granted shall be deemed Non-Qualified Options.
9. Certain Definitions
     “Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.
     “Award” means any cash bonus, Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Restricted Stock Unit or other Performance Awards granted under the Plan.
     “Board” means the Board of Directors of the Company.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.
     “Committee” means one or more committees each comprised of not less than two members of the Board appointed by the Board to administer the Plan or a specified portion thereof. Unless otherwise determined by the

Board, if a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee, each member shall be a “non-employee director” or the equivalent within the meaning of applicable Rule 16b-3 under the Exchange Act or an “outside director” within the meaning of Section 162(m) of the Code, respectively.
     “Common Stock” or “Stock” means the Class A Common Stock, $0.001 par value, of the Company.
     “Company” means Lamar Advertising Company, a Delaware corporation.
     “Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code.
     “Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” means the Participant’s estate.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.
     “Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.
     “Participant” means a person selected by the Committee to receive an Award under the Plan.
     “Performance Award” means a cash bonus, stock bonus or other performance or incentive award that is paid in cash, Common Stock or a combination of both.
     “Performance Goals” means with respect to any designated performance period, one or more Performance Measures established by the Committee prior to the beginning of such performance period or within such period after the beginning of the performance period as shall meet the requirements to be considered “pre-established objective performance goals” for purposes of the regulations issued under Section 162(m) of the Code. Such Performance Goals may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.
     “Performance Measures” shall include, but not be limited to (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.
     “Reporting Person” means a person subject to Section 16 of the Exchange Act.
10. Miscellaneous
     (a) No Right to Employment. No person shall have any claim or right to be granted an Award. Neither the adoption, maintenance, nor operation of the Plan nor any Award hereunder shall confer upon any employee or consultant of the Company or of any Affiliate any right with respect to the continuance of his/her employment by or other service with the Company or any such Affiliate nor shall they interfere with the rights of the Company (or Affiliate) to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any Affiliate.

     (b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Restricted Stock, Unrestricted Stock or Restricted Stock Unit is awarded shall be considered a stockholder of the Company at the time of the Award except as otherwise provided in the applicable Award.
     (c) Effective Date. Subject to the approval of the stockholders of the Company, the Plan shall be effective on July 24, 1996.
     (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable.
     (e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of Delaware.

(FRONT OF PROXY CARD)
THE BOARD OF DIRECTORS IS SOLICITING THIS PROXY
IN CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS OF
LAMAR ADVERTISING COMPANY
MAY 25, 2006
     Each undersigned stockholder of Lamar Advertising Company (the “Company”) hereby appoints Kevin P. Reilly, Jr. and Keith A. Istre, and each of them acting singly, with full power of substitution, as Proxies to vote on behalf of the undersigned all shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 25, 2006, and at all adjournments of the Annual Meeting. The undersigned hereby revokes any proxy previously given with respect to such shares.
     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no specifications are made, the Proxies named above will vote the shares to which this Proxy Card relates “FOR” the proposals listed on the reverse side of this Proxy Card. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING.
(Continued and to be signed on reverse side)

(REVERSE OF PROXY CARD)
ANNUAL MEETING OF STOCKHOLDERS OF
LAMAR ADVERTISING COMPANY
MAY 25, 2006
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
THE DIRECTORS RECOMMEND A VOTE “FOR” ALL NOMINEES FOR DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: •
1.	Election of directors:

Nominees:
o FOR ALL NOMINEES	o John Maxwell Hamilton
o Robert M. Jelenic
o WITHHOLD AUTHORITY FOR ALL NOMINEES	o Stephen P. Mumblow
o Thomas V. Reifenheiser
o FOR ALL EXCEPT	o Anna Reilly
(See instructions below)	o Kevin P. Reilly, Jr.
o Wendell Reilly
2.	Amendment of the 1996 Equity Incentive Plan:

o FOR

o AGAINST

o ABSTAIN
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. o

Signature of Stockholder:	Date:

Signature of Stockholder:	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.